    OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT MAXIMUM ANNIVERSARY VALUE
                                  ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth herein, this optional Endorsement provides a Guaranteed Minimum Withdrawal Benefit ("GMWB") that guarantees an amount available for Withdrawal not to exceed a maximum annual dollar amount to be distributed over a specified number of years or over Your lifetime, even if the Contract Value has been reduced to zero due to unfavorable investment performance.

EFFECTIVE DATE: [DATE]

                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

ANNIVERSARY VALUE

The Contract Value minus any Ineligible Purchase Payments as measured one year from the Effective Date and on subsequent Contract anniversaries.

BENEFIT BASE

A component of the calculation of the GMWB, which is used to determine the total amount of guaranteed Withdrawals, the Minimum Withdrawal Period, the GMWB Charge, and the Maximum Annual Withdrawal Amount.

BENEFIT BASE EVALUATION PERIOD

The period of time over which Anniversary Values are considered in determining the Benefit Base.

BENEFIT YEAR

Each consecutive one year period starting on the Effective Date.

EFFECTIVE DATE

The date shown above when this Endorsement becomes effective. If this Endorsement is elected at Contract issue, the Effective Date is the date Your Contract is issued. [If this Endorsement is elected after Your Contract has been issued, the Effective Date is the [Benefit Year anniversary following Your election.]]

ELIGIBLE PURCHASE PAYMENTS

The [Gross] Purchase Payments or portion thereof that are included in the calculation of the Benefit Base.

EXCESS WITHDRAWAL

The portion of any Withdrawal that makes the total of all Withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount in that Benefit Year.

INELIGIBLE PURCHASE PAYMENTS

[Gross] Purchase Payments that are not included in the calculation of the Benefit Base.

LIFETIME WITHDRAWAL PERIOD

The period of time, if conditions are met, over which You may take Withdrawals for the length of Your Life.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")

The maximum amount available to be withdrawn each Benefit Year under the GMWB.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")

The maximum percentage used to determine the maximum amount available to be withdrawn each Benefit Year under the GMWB.


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

MINIMUM WITHDRAWAL PERIOD ("MWP")

The minimum period of time over which You may take Withdrawals under the GMWB if Withdrawals are not taken under the Lifetime Withdrawal Period.

SPOUSAL BENEFICIARY

Your spouse, if designated as Your primary Beneficiary on the date of Your death, who elects to continue the Contract as the new Owner or Participant ("Owner") upon Your death.

WITHDRAWAL

The amount of any full or partial surrender of Contract Value and any fees or charges attributable to the surrendered amount.

YOU, YOUR

The Owner. In the case of Joint Owners, the older of the two Joint Owners.

   GUARANTEED MINIMUM WITHDRAWAL BENEFIT MAXIMUM ANNIVERSARY VALUE PROVISIONS

This Endorsement provides a GMWB subject to the terms and conditions described herein.

GMWB CHARGE

The GMWB charge is an annualized charge deducted from [Your Contract Value on a [quarterly] basis beginning one [quarter] following the Effective Date and ending on the termination of this Endorsement.] [The full [quarterly] charge will also be deducted upon full surrender or annuitization of Your Contract.]

The amount of the GMWB charge will equal:

 BENEFIT YEAR   ANNUAL CHARGE PERCENTAGE   AS A PERCENTAGE OF
 ------------   ------------------------   ------------------
 [Years 0-10]            [0.65%]             [Benefit Base]
[Years 11-20]            [0.65%]             [Benefit Base]
 [Years 20+]             [0.65%]             [Benefit Base]

BENEFIT BASE EVALUATION PERIOD

A Benefit Base Evaluation Period begins on the Effective Date and extends to the [[10th] Benefit Year anniversary].

CALCULATION OF THE COMPONENTS OF THE GMWB

The GMWB is available for Withdrawal at any time while this Endorsement is in effect and prior to any termination of the GMWB. The amount of Withdrawals and time period over which You can take Withdrawals under the GMWB may change over time as a result of Withdrawal activity or Benefit Base increase. Withdrawals made under this Endorsement are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, Withdrawal Charges, and any other benefits under the Contract. Withdrawals in excess of the Penalty Free Withdrawal amount will be assessed a Withdrawal Charge, if applicable. We reserve the right to limit the investment options available under Your Contract if You elect the GMWB.

To determine the GMWB, We calculate each of the following components: Benefit Base and MAWA. The calculations for each component are detailed below.

BENEFIT BASE

The initial Benefit Base [if the GMWB is elected on the Contract Date,] is equal to the initial Eligible Purchase Payment.

[The initial Benefit Base if the GMWB is elected after the Contract Date, is equal to the Contract Value on the Effective Date.]

The table below defines the Eligible Purchase Payments that increase the Benefit Base, as determined by the time elapsed between the Effective Date and the day on which Purchase Payments are received by Us and deposited into Your Contract. Payment Enhancements, if applicable, are not considered Eligible Purchase Payments.


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

TIME ELAPSED SINCE EFFECTIVE DATE   PERCENTAGE INCLUDED IN THE BENEFIT BASE CALCULATION
---------------------------------   ---------------------------------------------------
            [0-2 Years]                                    [100%]
           [2-10 Years]                                      [0%]
       [More than 10 Years]                                  [0%]

On any Benefit Year anniversary occurring during the Benefit Base Evaluation Period, the Benefit Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a) and (b), where:

     (a)  is the current Benefit Base; and

     (b) is all previous Anniversary Values during any Benefit Base Evaluation Period.

The Benefit Base is not used in the calculation of Contract Value or any other benefits under the Contract. We reserve the right to limit the Eligible Purchase Payments to a maximum of [$1,000,000].

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")

The MAWA is an amount calculated as a percentage of the [Benefit Base.] The applicable Maximum Annual Withdrawal Percentage ("MAWP") used to calculate the MAWA is determined by when the first Withdrawal is made by You, as specified in the tables below.

                            MAXIMUM ANNUAL WITHDRAWAL   [MAXIMUM ANNUAL WITHDRAWAL     MINIMUM WITHDRAWAL     MAXIMUM ANNUAL
                                 PERCENTAGE [WHEN             PERCENTAGE WHEN          PERIOD BEFORE ANY     WITHDRAWAL AS A
TIME OF FIRST WITHDRAWAL    EXTENSION IS NOT ELECTED]      EXTENSION IS ELECTED]           EXTENSION          PERCENTAGE OF:
-------------------------   -------------------------   --------------------------   ---------------------   ---------------
[Before 5th Benefit Year
      anniversary]                    [5%]                         [5%]                   [20 years]          [Benefit Base]

[On or after 5th Benefit
    Year anniversary]                 [7%]                         [7%]                   [14 years]          [Benefit Base]

[On or after 10th Benefit
    Year anniversary]                 [10%]                        [7%]                   [10 years]          [Benefit Base]

[On or after 20th Benefit
    Year anniversary]                 [10%]                        [10%]                  [10 years]          [Benefit Base]

    [On or after [the
  Contract anniversary
  following] Your 65th
        birthday]                     [5%]*                        [5%]*             Duration of Your life    [Benefit Base]

* Excess Withdrawals at any time and ownership changes impacting You will cancel the Lifetime Withdrawal Period. All future Withdrawals provided by this Endorsement will then be subject to the Minimum Withdrawal Period based on when the first Withdrawal is taken and adjusted based on Withdrawal history and investment performance (see item 3 under IMPACT OF WITHDRAWALS section). If Withdrawals are taken prior to [the anniversary following] Your 65th birthday, the Lifetime Withdrawal is not available.

If you are taking required minimum distributions ("RMD") from the Contract, and the portion of the RMD amount based on Contract Value, only, is greater than the Maximum Annual Withdrawal Amount, that portion of the RMD withdrawal will not be treated as an excess withdrawal. Any portion of an RMD withdrawal that is based on amounts greater than the Contract Value alone will be considered an Excess Withdrawal. This will result in the cancellation of the Lifetime Withdrawal Period and further may reduce your remaining Minimum Withdrawal Period.

The MAWA can be withdrawn throughout each Benefit Year. If You do not withdraw the [entire] MAWA in a Benefit Year, You will maintain Your Minimum Withdrawal Period, but the MAWA will not increase. Excess Withdrawals in any Benefit Year may reduce Your future MAWA. See IMPACT OF WITHDRAWALS section below.

If the Benefit Base is increased to the Anniversary Value, the MAWA will be recalculated on that Benefit Year anniversary, by multiplying the new Benefit Base by the applicable MAWP.


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

IMPACT OF WITHDRAWALS

Withdrawals reduce the amount available for Withdrawal under the GMWB. Total Withdrawals in any Benefit Year equal to or less than the MAWA reduce the Benefit Base by the amount of the Withdrawal. Once Withdrawals in a Benefit Year exceed the MAWA, all subsequent Withdrawals in that Benefit Year are Excess Withdrawals. Excess Withdrawals may reduce the Benefit Base based on the relative size of the Withdrawal in relation to the Contract Value at the time of the Excess Withdrawal. This means that when the Contract Value is less than the Benefit Base, Excess Withdrawals will result in a reduction of the Benefit Base which is greater than the amount of the Excess Withdrawal. We further explain this impact and the effect on each component of the GMWB through the calculations below:

WITHDRAWALS IMPACT CONTRACT VALUE AND THE COMPONENTS OF THE GMWB CALCULATION AS
FOLLOWS:

     1. CONTRACT VALUE: Any Withdrawal reduces the Contract Value by the amount of the Withdrawal.

     2. BENEFIT BASE: Withdrawals up to the MAWA, before any Excess Withdrawal, reduce the Benefit Base by the dollar amount of the Withdrawal.

          Any Excess Withdrawal further reduces the Benefit Base to the lesser of (a) or (b), where:

               (a) is the Benefit Base immediately prior to the Excess Withdrawal minus the amount of the Excess Withdrawal, or;

               (b) is the Benefit Base immediately prior to the Excess Withdrawal reduced in the same proportion by which the Contract Value is reduced by the Excess Withdrawal.

     3. MINIMUM WITHDRAWAL PERIOD: If the total of all Withdrawals in a Benefit Year are less than or equal to the MAWA, the new MWP equals the Benefit Base after the Withdrawal divided by the current MAWA. When the Benefit Base is adjusted to a higher Anniversary Value, a new MWP is determined by dividing the new Benefit Base by the new MAWA.

     If there is an Excess Withdrawal in a Benefit Year, the new MWP equals the MWP calculated at the end of the prior Benefit Year reduced by one year. An Excess Withdrawal in a Benefit Year will cancel the Lifetime Withdrawal, Period and the new MWP will be determined by dividing the new Benefit Base by the new MAWA.

     4. MAXIMUM ANNUAL WITHDRAWAL AMOUNT: If there are no Excess Withdrawals in a Benefit Year, the MAWA does not change for the next Benefit Year, unless the Benefit Base is increased as described above under "Benefit Base."

     If there are any Excess Withdrawals in a Benefit Year, the MAWA will be recalculated on the next Benefit Year anniversary. The new MAWA will equal the new Benefit Base on that Benefit Year anniversary after the Withdrawal divided by the new Minimum Withdrawal Period on that Benefit Year anniversary. The new MAWA may be lower than Your previously calculated MAWA.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO

If Your Contract Value is reduced to zero and the Benefit Base is greater than zero, subsequent Purchase Payments will no longer be accepted and a Death Benefit will not be payable. You can receive the remaining value of the GMWB under one of the following options:

     a. A lump sum equal to the discounted present value of any remaining guaranteed payments under the GMWB; or,

     b. Periodic payments during each Benefit Year that in total are equal to the MAWA until the MWP (or LWP, if eligible) has been reduced to zero. If You do not select a specific frequency for these payments, We will pay the current MAWA in [quarterly] payments; or,

     c.   Any payment option that is mutually agreeable.

[EXTENSION OF THE BENEFIT BASE EVALUATION PERIOD ("EXTENSION")

We may offer You at least [one] Extension of the Benefit Base Evaluation Period at the end of the current Benefit Base Evaluation Period, [provided the Owner(s) are age [90] or younger at that time.] [If You elect such Extension, you will receive a new endorsement with the charges and provisions in effect at that time.]]


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

TERMINATION OF THE GMWB

Once elected, this GMWB Endorsement and its corresponding charge [may] be terminated by the Owner. [If the Owner's request to terminate the GMWB is received:

     1. prior to the [5th] Benefit Year anniversary, the termination is effective on the [5th] Benefit Year anniversary;

     2. after the [5th], but prior to the [10th] Benefit Year anniversary, the termination is effective on the [10th] Benefit Year anniversary;

     3. in any Benefit Year after the [10th] Benefit Year anniversary, the termination is effective [on the Benefit Year anniversary following Our receipt of the election to terminate the GMWB.]]

This Endorsement and the related charge will terminate automatically if:

     1. The Minimum Withdrawal Period has been reduced to zero, or for the Lifetime Withdrawal Period, You die; or,

     2. A Spousal Beneficiary elects to continue the Contract without this Endorsement; or,

     3. A Death Benefit is paid (as described under the [Death Provisions or Death Benefit] section of Your Contract); or,

     4.   The Contract is fully withdrawn or surrendered; or,

     5.   The Contract is annuitized.

We reserve the right to terminate this GMWB Endorsement if Withdrawals in excess of the MAWA in any Benefit Year reduce the Benefit Base by [50%] or more.

If terminated, the GWMB may not be re-elected.

SPOUSAL CONTINUATION

Upon election to continue the Contract and this Endorsement, Your Spousal Beneficiary will be subject to the terms and conditions of this Endorsement. Upon Your death, the Lifetime Withdrawal Period ends and is not available to Your Spousal Beneficiary. The Effective Date will not change as the result of Spousal Continuation. A continuation contribution paid under the Spousal Continuation provision of the Contract is not considered an Eligible Purchase Payment, but is included in the calculation of Anniversary Values if the spouse continues the Benefit Base Evaluation Period.

Signed for the Company to be effective on the Effective Date.

AIG SUNAMERICA LIFE ASSURANCE COMPANY


/s/ CHRISTINE A. NIXON                  /s/ JANA W. GREER
-------------------------------------   ----------------------------------------
CHRISTINE A. NIXON                      JANA W. GREER
SECRETARY                               PRESIDENT


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